Exhibit 3.3

APPENDIX A
ARTICLES OF AMENDMENT OF THE ARTICLES OF INCORPORATION

OF

SED INTERNATIONAL HOLDINGS, INC.
(Pursuant to Georgia Business Corporation Code Section 14-2-1006)

          SED INTERNATIONAL HOLDINGS, INC. (hereinafter called the “corporation”), a corporation organized and existing under and by virtue of the Georgia Business Corporation Code, does hereby certify:

          1.       The name of the corporation is SED INTERNATIONAL HOLDINGS, INC.

          2.       Articles VI and VIII of the Articles of Incorporation of the corporation are hereby amended and as amended read as follows:

VI.

DIRECTORS

          The number of directors on the board of directors of the corporation shall be such as may be determined from time to time by the shareholders or by the board of directors, at any meeting called for the purpose or by written consent, but in no event shall the number be less than the minimum authorized under the Georgia Business Corporation Code. Directors shall be elected at each annual meeting of shareholders to hold office for a term expiring at the next annual meeting following the election and until a successor shall have been duly elected and qualified. During the interval between annual meetings of shareholders, any vacancy occurring in the board of directors caused by resignation, removal, death or other incapacity, and any newly created directorships resulting from an increase in the number of directors may be filled by a majority vote of the directors then in office, whether or not a quorum. Each director chosen to fill a vacancy shall hold office for the unexpired term in respect of which such vacancy occurred. Notwithstanding anything to the contrary in the Articles of Incorporation of the corporation, shareholders may, at any meeting called for the purpose or by unanimous written consent of the shareholders in lieu of a meeting, remove any director from office, but only for cause, and may elect his successor. Nothing herein shall have the effect of shortening the term of any incumbent director as of the date of the filing of this amendment.

          Notwithstanding any other provisions of the Articles of Incorporation or the Bylaws (and notwithstanding the fact that a lesser percentage for separate class votes for certain actions may be permitted by law, by the Articles of Incorporation or by the Bylaws), the affirmative vote of the holders of not less than 80% of the votes entitled to be cast by the holders of all then outstanding shares of voting stock, voting together as a single class, will be required to amend or repeal any provision of the Articles of Incorporation or the Bylaws to the extent that such action is inconsistent with the purpose of this Article VI; provided, however, that the provisions of this paragraph shall not apply to amendments to the Bylaws or Articles of Incorporation that are recommended by not less than 75% of the members of the board of directors.

VIII.

ACTION BY WRITTEN CONSENT OF SHAREHOLDERS

          Any action required or permitted to be taken at a shareholders meeting may be taken without a meeting of the shareholders only if the action is evidenced by one or more written consents describing the action taken, signed by the holders of not less than 66 2/3% of the shares that would he entitled to vote at a meeting of shareholders. No written consent signed under this provision shall be valid unless the consenting shareholder has been furnished the same material that, under the Georgia Business Corporation Code, would have been required to be sent to shareholders in a notice of a meeting at which the proposed action would have been submitted to the shareholders for action, or it contains an express waiver of the rights to receive such material.

          Notwithstanding any other provisions of the Articles of Incorporation or the Bylaws (and notwithstanding the fact that a lesser percentage for separate class votes for certain actions may be permitted by law, by the Articles of Incorporation or by the Bylaws), the affirmative vote of the holders of not less than 80% of the votes entitled to be cast by the holders of all then outstanding shares of voting stock, voting together as a single class, will be required to amend or repeal any provision of the Articles of Incorporation or the Bylaws to the extent that such action is inconsistent with the purpose of this Article VIII; provided, however, that the provisions of this paragraph shall not apply to amendments to the Bylaws or Articles of Incorporation that are recommended by not less than 75% of the members of the board of directors.

          3.       The amendments have been duly approved by the shareholders in accordance with the provisions of Code Section 14-2-1003.

Executed on this     day of                          , 2009.

Title of authorized officer